Exhibit 99.2

GENESYS SOFTWARE SYSTEMS, INC.

DIRECTORS AND CONSULTANTS STOCK OPTION PLAN

DATED MARCH 10, 1998

(amended and restated through December 10, 2008)

1.	Purpose of Plan

This Directors and Consultants Stock Option Plan (the “Plan”) has been established by Genesys Software Systems, Inc. (the “Company”) to advance the interests of the Company and its stockholders by providing an opportunity for Directors of the Company and Consultants to the Company to acquire an equity ownership in the Company and the incentive advantages inherent in such equity ownership in the Company.

2.	Shares of Stock Subject to Plan

The aggregate number of shares which may be issued and sold hereunder shall not exceed 200,000 shares of Common Stock, subject to adjustment pursuant to the following paragraph.

In the event of any stock dividend, split-up, combination or exchange of shares, recapitalization or other change in capitalization affecting the Common Stock of the Company, then the number and kind of shares that may be optioned under the Plan and that are then subject to outstanding options shall be proportionately and appropriately adjusted, as determined by the Board of Directors of the Company, whose determination shall be binding on all persons. In the event any such adjustment in an option indicates a fractional share, the option will cover only the highest number of full shares indicated by the adjustment, and no fractional shares shall be issued.

3.	Duration of the Plan

No Stock Options shall be granted under this Plan after March 10, 2008.

4.	Plan Participants

Only Directors of the Company and Consultants to the Company shall be eligible to participate in the Plan (“Participants”).

5.	Effective Date

The Plan shall become effective upon its adoption by the Board of Directors.

6.	Terms of Options

The Company may periodically grant Stock Options to Participants to purchase a stated amount of common stock on terms determined by the Board of Directors of the Company and that comply with the following provisions:

(a) The option exercise price shall be not less than 100% of the fair market value of the Stock at the time such Stock Option is granted as determined by the Board of Directors of the Company, whose determination shall be binding on all parties.

(b)(1) The term of the Stock Option shall be for a period of not more than fifteen years from the date of the grant of the Stock Option.

(2) The Company, in its discretion, may further limit the period of time during which a Participant may exercise all or any portion of a Stock Option, and, to the extent the time of exercise of a Stock Option is so limited, the Company, in its discretion, may accelerate the time at which said Stock Option may be exercised.

(3) The Company may, in its discretion, specify dates prior to which a Stock Option, or any portion thereof, may not be exercised.

(4) For the purposes of this clause (b), the number of shares in any portion shall be subject to adjustment in the same manner as that provided in Section 2.

(c) Payment in full of the option exercise price shall be made for all shares purchased pursuant to a Stock Option.

(d) Unless the Board of Directors otherwise permits, a Stock Option may not be transferred by a Participant or by operation of law other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of a Participant only by him.

(e) No person shall have any rights of a stockholder as to shares under a Stock Option until a certificate for such shares shall have been delivered upon the exercise of the Stock Option.

(f) A Participant (such term to include a Holder once stock has been issued under the Plan) agrees to execute a confidentiality and/or nondisclosure agreement, reasonable as to terms, in such form as requested by the Company.

(g) In the event of a Sale Event, the vesting of all outstanding options shall be accelerated to such time that is immediately prior to the effective time of such Sale Event and the Board of Directors, in its discretion, may (A) elect to cause any award to be assumed, or new rights substituted therefor, by another entity, and (B) make such other provision as the Board may consider equitable and in the best interests of the Company. A “Sale Event” shall be deemed to have occurred upon the consummation of (i) the dissolution of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Common Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the Common Stock to an unrelated person or entity or (v) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction.

7.	Restrictions on Stock

(a) The delivery of Common Stock upon the exercise of a Stock Option shall be subject to compliance with (i) applicable federal and state laws and regulations and (ii) Company counsel’s approval of all other legal matters in connection with the issuance and delivery of such Common Stock. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Stock Option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Stock bear an appropriate legend restricting transfer.

(b) The Board of Directors, in its discretion, may, at the time a Stock Option is granted, make Common Stock, delivered upon exercise of the Stock Option, subject to such restric-

tions and conditions, including restrictions on resale and buy-back rights, as it deems appropriate.

8.	Company’s Right to Repurchase Stock

Until such time as the Company’s Stock may be publicly traded, any stock purchased pursuant to a Stock Option granted pursuant to this Plan shall be subject to the Company’s right to repurchase such stock pursuant to the following conditions and procedures:

(a) The holder of such stock who desires to convey, transfer or otherwise dispose of all or any part of such stock to any person or entity shall first notify the Company in writing of the name and address of the proposed transferee and all of the terms and conditions of the proposed sale or transfer, and shall offer to sell said shares to the Company on the terms offered to said transferee. Any person required to make such an offer by the terms of this paragraph is hereafter referred to as “Offeror.”

(b) If the Company, by vote of a majority of the Board of Directors shall accept an offer made pursuant to clause (a), the Company shall mail, within thirty (30) days after receipt of said offer, to the Offeror notice of the decision to purchase the shares; said notice shall also state the deadline for closing the transaction, which shall be a single date not later than 30 days after the date of the Company’s notice of purchase (the “Closing Date”).

(c) If the Company should refuse to accept an offer made to the Company pursuant to clause (a) or should fail to mail notice of acceptance of such an offer within thirty (30) days of its receipt by the Company, the Offeror may transfer the offered shares to the originally proposed transferee on the offered terms and conditions of transfer, but may not otherwise transfer said shares without again complying with this Plan.

(d) Upon the Closing Date, the Offeror shall deliver to the Company, duly endorsed for transfer, the certificate or certificates evidencing the offered shares and the Company shall deliver its payment for the shares to the Offeror.

The purchase price to be paid by the Company may be paid in whole or in part by cash or by an unsecured, negotiable note of the Company containing the following terms: (i) equal annual payments, the final payment to be no later than five (5) years after the Closing Date; (ii) interest on the unpaid principal balance at a rate equal to the Mid-term, Annual Compounding, Applicable Federal Rate in effect as of the Closing Date; (iii) the Company to have the privilege of prepaying all or any part of the note at any time with interest to the date of prepayment; and (iv) a default in any payment due under the note to cause the entire note, at the option of the holder, to become due and payable forthwith.

(e) All offers and notices shall be sent by registered mail, post paid, to the Company at its principal place of business or to the Offeror at his or her last known address or at the address appearing on the books of the Company.

(f) Any transfer of restricted shares which violates these restrictions shall be null and void and shall not be reflected on the books of the Company.

(g) In addition to any other legends as may be necessary or required by law, each Certificate representing shares of stock issued pursuant to this Plan shall have the following legend printed thereon:

The shares represented by this Certificate are subject to the terms contained in the Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan, dated March 10, 1998 and the Stock Option pursuant to which these shares were purchased.

9.	Amendment and Modification of the Plan

The Board may at any time terminate, amend or modify the Plan.

10.	Service to Company

Nothing in the Plan or in any Stock Option granted hereunder shall be deemed to constitute the continuation of any contract to provide services as a Director or Consultant to the Company.

11.	Miscellaneous

Nothing contained in this Plan shall be deemed to give any Director or Consultant any right to receive a Stock Option nor to give any Director or Consultant the right to be granted a Stock Option for an equal amount of shares as may be granted to any other Director or Consultant.

12.	Administration

This Plan shall be administered by the Board of Directors.

13.	Date of Grant of Option

The date of the grant of a Stock Option under this Plan shall be the date that the Board of Directors votes to grant said Stock Option.